ASSET SALE AND PURCHASE AGREEMENT

This Asset Sale and Purchase Agreement (“Agreement”) is made as of November 28, 2023, by and between MYCOTOPIA THERAPIES, INC., a Nevada corporation (“Company” or “Buyer”); and PHILON LABS, LLC., a Florida limited liability Company (“Seller”).

RECITALS

A.Seller is the owner of certain assets including intellectual property (the “Assets”, as further defined below); and

B.Seller desires to sell, and Buyer desires to buy, the Assets.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises exchanged herein, and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE OF ASSETS

1.1.Sale and Purchase of Assets. On the Closing Date, Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and accept from Seller, on the terms and conditions set forth in this Agreement, all of Seller’s right, title, and interest in and to the Assets of Seller, specifically excluding therefrom all assets of Seller identified in Section 1.3:

1.1.1.Tangible assets. Buyer shall acquire the inventory items set forth on Exhibit “A”, attached hereto, and all documentation relating to any such assets.

1.1.2.Trademarks.  All trademarks, trade names, service marks, and other protected or protectable marks or names utilized at any time by Seller, and all marketing material and proofs or other samples of such trademarks related thereto.

1.1.3.Data, Records, and Assets Information and Intelligence.  All lists, records, data, information from past work, and other information of or pertaining to customers, prospects, vendors or suppliers; all marketing plans and strategies; all research, reports and other intelligence relating to the Assets; and all records of any kind relating to the Assets.

1.1.4.Intellectual Property.  All rights to licenses and license applications, all ideas, concepts, plans, proposals, strategies, methods, systems, processes, techniques, know-how, knowledge, inventions (patentable or unpatentable) and other trade secrets or intellectual property belonging to or developed by Seller in relation to the Assets, whether or not reduced to a readable or tangible form or medium, and all programs, manuals, documents, papers, reports, or other information representing or relating to any such intellectual property.

1.1.5.Contract Assignments.  All assignable contracts, agreements, arrangements, orders, and commitments related to the assets and identified on Schedule 1.1.5 (the “Assigned Contracts”), and any documents, proposals, correspondence, working papers, or other items related in any way to the Assigned Contracts.  Buyer reserves the right to reject any contract after review of the contract and prior to its assignment.

1.1.6.Software.  All assignable software, copies thereof, software licenses, and associated manuals and documentation, relating to the Assets, and, as against Seller, the sole right to use said software for any purpose relating to the Assets.

1.1.7.Communications.  Seller’s domain name; accounts with respect to any social media or other online presence and all content thereof; and all telephone and fax numbers relating to the Assets.

1.1.8.Other Intangibles.  All of Seller’s goodwill relating to the Assets.

1.1.9.Miscellaneous Assets.  Included in the above-described sale and purchase of assets are all other assets of Sellers, tangible or intangible, which are used or usable for the full enjoyment and utilization of the assets more particularly described above, including but not limited to passwords and security codes.  Other than those assets that are specifically excluded as set forth on Schedule 1.3, no other assets, and no liabilities of any nature whatsoever, are acquired or transferred hereby.

1.2.Consideration.  In consideration for the acquisition of the Assets the Buyer shall issue to the Seller a number of shares of new class of Preferred Stock (the “Preferred Stock”). The Preferred Stock will have a face value of $2,000,000 convertible into shares of the Common Stock (the “Common Stock”) of the Company (the “Purchase Price”). All shares of Preferred Stock and Common Stock to be issued pursuant to the transactions contemplated hereby shall be “restricted securities,” as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

1.3.Excluded Assets.  Specifically excluded from the Assets to be sold and purchased are those items set forth on Schedule 1.3.

1.4.Assumption of Liabilities. Buyer does not assume any liabilities or obligations whatsoever of Seller, its shareholders, directors, officers, employees, agents, successors, or assigns, whether fixed or contingent, past, present, or future, known or unknown, liquidated or unliquidated, due or to become due, direct or indirect (collectively, the “Excluded Liabilities”).  Seller agrees to pay all Excluded Liabilities promptly and in full to the extent that any liability constitutes an encumbrance on any of the Assets.  Seller shall defend, indemnify, and hold Buyer harmless from and against any and all claims, liabilities, or obligations of any nature arising from the acts or omissions of Seller, its shareholders, directors, officers, employees, agents, successors, or assigns, whether arising prior to or subsequent to the signing of this Agreement, except to the extent expressly assumed by Buyer.  The indemnification covenant stated in this paragraph shall survive the expiration or termination of this Agreement for any reason.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1.Representations and Warranties of Seller.  Seller warrants and represents to Buyer as follows:

(a)The Seller is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted, to enter into and perform this Agreement and to consummate all of the transactions contemplated hereby.

(b)The officers of Seller are authorized to execute and deliver this Agreement and any and all documents contemplated hereby.  Except as set forth on Schedule 2.1(B), no consents or waivers are required to be given by governmental authorities, parties to an Assigned Contract, or other persons to permit the performance of this Agreement or to permit the lawful transfer of the Assets under this Agreement.

(c)There are no lawsuits, actions, proceedings, investigations, or inquiries before any federal, state or local court, administrative agency, arbitration panel or governmental authority, pending or threatened, against Seller, and Seller is not aware of facts which reasonably would give rise to suits, claims, investigations or inquiries regarding the Assets.

(d)Seller has good and marketable title to the Assets to be sold hereunder, free and clear of any and all options, rights, pledges, mortgages, security interests, liens, charges, burdens, servitudes, and any other encumbrances whatsoever, except as set forth on Schedule 2.1(d) attached hereto.

(e)Seller owns all intellectual property and processes necessary for the utilization of the Assets and has taken all necessary steps to protect same.  Seller is not aware of any third party having infringed upon, interfered with, conflicted with, misappropriated, or otherwise violated any of its intellectual property or process rights and will promptly notify Buyer if it becomes aware of any such infringement after the signing of this agreement.  Seller has not infringed upon, interfered with, conflicted with, misappropriated or otherwise violated any intellectual property or process rights of third parties, has not receive any charge, complaint, claim, demand or notice alleging the same, knows of no basis existing for the same to occur or be asserted in the future as a result of the continued utilization of the Assets, and is not subject to any outstanding order, decree, judgment, stipulation or charge with respect to its use of any intellectual property or processes.

(f)All taxes that have become due and payable on or before the date hereof have been paid by Seller, and no tax lien for unpaid taxes exists with respect to Assets being sold hereunder.

(g)True, correct, and complete copies of the Assigned Contracts, if any, have previously been provided by Seller to Buyer and all such documents are genuine and in all respects what they purport to be.  Each of the Assigned Contracts is valid and enforceable in accordance with its terms, and there are no other agreements, contracts, leases, licenses, or pricing commitments with respect to the Assigned Contracts that extend after the Second Closing Date.  Seller is not in default in the observance or fulfillment of any material obligation, covenant, or condition contained in any of the Assigned Contracts, and no event has occurred which would constitute a default thereunder.

(h)Neither the execution and delivery of this Agreement by Seller nor Seller’s performance of any obligation hereunder shall constitute a default of any term or provision or shall cause an acceleration of the performance required under any other agreement or document to which Seller is a party or is otherwise bound.

(i)Neither the execution and delivery of this Agreement by Seller nor Seller’s performance of any obligation hereunder will constitute a violation of any law, ordinance, ruling, regulation or order to which Seller or the Assets is subject.  Seller has complied with all applicable laws and regulations of federal, state and local governments and all agencies thereof which affect the Assets, except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on Seller or adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement.

(j)Seller has not engaged any broker, finder or agent in connection with the transactions which are the subject of this Agreement.

(k)No representation or warranty by Seller in this Agreement or in any exhibit, letter, or other instrument furnished or to be furnished to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.  All information of a material nature concerning the Assets or the business, operations, customers, or suppliers of Seller has been previously disclosed to Buyer in writing.

2.2.Representations and Warranties of Buyer.  Buyer warrants and represents to Seller as follows:

(a)Buyer is in good standing in its state of incorporation and full power and authority to enter into and execute this Agreement.

(b)The officers of Buyer are authorized to execute and deliver this Agreement and any and all documents contemplated hereby.

(c)Neither the execution and delivery of this Agreement by Buyer nor Buyer’s performance of any obligation hereunder shall constitute a default of any term or provision or shall cause an acceleration of the performance required under any other agreement or document to which Buyer is a party or is otherwise bound.

(d)Neither the execution and delivery of this Agreement by Buyer nor Buyer’s performance of any obligation hereunder will constitute a violation of any law, ordinance, ruling,

regulation or order to which Buyer is subject.  Buyer has complied with all applicable laws and regulations of federal, state and local governments and all agencies thereof, except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on Buyer or adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

(e)Buyer has not engaged any broker, finder or agent in connection with the transactions which are the subject of this Agreement.

2.3.Survival of Representations and Warranties.  All representations and warranties made by the parties in this Agreement or in any exhibit or other instrument hereunder are material and are being relied upon by the parties and shall survive the Closing for the period one year from the Closing Date.

ARTICLE III

COVENANTS

3.1.Closing.  The sale and purchase of the Assets (“Closing”) provided for in this Agreement shall occur at the offices of Buyer, or by email, facsimile, or telephone, beginning at 10:00 a.m., on November 15, 2023 (the “Closing Date”) or at such other time and date as is mutually agreeable to the parties.

3.2.Maintenance of Assets.  From and after the date of this Agreement and until the Closing Date, Seller shall use its best efforts to maintain the Assets as they now exist and shall take no action the effect of which would be to impair the condition, status, existence, or usability of any asset, nor shall it fail to take any action necessary to maintain or preserve the present condition, status, existence, or usability of any asset.

3.3.Representations and Warranties.  Each party shall use its best efforts to prevent the occurrence of any change or event which would prevent any of its representations and warranties contained in this Agreement from being true in all material respects at and as of the Closing Date.

3.4.Exclusive Dealing.  Seller agrees, for itself and each of its shareholders, directors, officers, and employees, not to directly or indirectly solicit, consider, discuss or negotiate with any party other than Buyer, before the Closing, concerning sale of any of the Assets or sale of Seller or any controlling interest of Seller, unless this Agreement is cancelled due to the mutual written agreement of the parties or is terminated because any condition to a Closing stated in this Agreement has not been satisfied or waived before the Closing.

3.5.Title Transfer.  At the Closing, Seller shall perform all acts necessary to put Buyer in actual and complete possession and control of the Assets identified in Section 1.1.3 and, to the extent relating to such Assets or necessary for commercially reasonable use and enjoyment of such Assets, including but not limited to delivery to Buyer of such instruments of sale, assignment, transfer, and conveyance, duly executed and in form and content satisfactory to counsel for Buyer, as are necessary to vest in Buyer good and marketable title to and possession of the Assets, and delivery of all consents or waivers as may be required in connection with the matters identified on Schedule 2.1(b).

3.6.Transitional Assistance.  After each Closing, Seller shall provide reasonable assistance from time to time to Buyer, its employees, and agents, to facilitate a transfer of possession of tangible assets and transition of business operations and systems.

3.7.Further Assurances.  Seller shall from time to time after the Closing, at the request of Buyer and without further consideration, execute and deliver such other instruments of sale, assignment, transfer or conveyance and take such other action as Buyer may reasonably request to more effectively sell, assign, transfer, or convey to and vest in Buyer good and marketable title to and possession of the Assets.  Seller shall from time to time after the Closing, without further consideration, deliver to Buyer all correspondence, orders, invoices, checks (properly endorsed), payments, and other information or documents received by Seller relating to the Assets.

3.8.Indemnification.  Without limiting the remedies available at law or in equity to the parties, each party shall provide indemnification as follows:

(a)By Seller.  Seller agrees to indemnify and hold harmless Buyer, its shareholders, directors, officers and employees (each of the foregoing is a “Buyer Indemnitee”), from and against any and all demands, claims, causes of action, losses, damages, liabilities, and costs and expenses of any type or nature whatsoever, including but not limited to reasonable attorneys’ and accountants’ fees and expenses (each of the foregoing is a “Claim”), that are asserted against or incurred by a Buyer Indemnitee, directly or indirectly, in relation to the subject matter of this Agreement by reason of or resulting from (1) any breach of any representation or warranty, or any noncompliance with any covenant or undertaking by Seller contained in or made pursuant to this Agreement, or (2) the negligent acts or omissions of Seller, its shareholders, directors, officers, employees, contractors, or agents, in relation to the Assets, the Assets or otherwise.

(b)By Buyer. Buyer agrees to indemnify and hold harmless Seller its members, directors, officers and employees (each of the foregoing a “Seller Indemnitee”) from and against any and all Claims that are asserted against or incurred by Seller, directly or indirectly, in relation to the subject matter of this Agreement by reason of or resulting from (1) any material breach of any representation or warranty, or any material noncompliance with any covenant or undertaking by Buyer contained in or made pursuant to this Agreement, or (2) the negligent acts or omissions of a Buyer Party, provided that the total aggregate liability of Buyer under this clause shall not exceed the purchase price paid under this Agreement.

(c)Representation, Settlement and Cooperation. If any investigation, action or other proceeding (each a “Proceeding”) is initiated against any Seller Indemnitee or Buyer Indemnitee (each, an “Indemnitee”) and the Indemnitee intends to seek indemnification from Seller or Buyer (each an “Indemnitor”), as applicable, under this Section 3.8 on account of the Indemnitee's involvement in the Proceeding, then the Indemnitee shall give prompt notice to the applicable Indemnitor; provided, however, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations under this Section 3.8 but instead shall reduce those obligations by the amount of damages or increased costs and expenses attributable to the failure to give notice. Upon receipt of notice of a Proceeding for which indemnification  is available under this Section 3.8, the Indemnitor shall have the right, but not the obligation, to conduct and control, through counsel of its choosing that is reasonably acceptable to the Indemnitee, any third-party Proceeding (a “Third-Party Claim”), and the Indemnitor may compromise or settle the same; provided, however, that the Indemnitor shall give the Indemnitee advance notice of any proposed compromise or settlement and the Indemnitor shall not compromise or settle any Third-Party Claim without the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) unless such compromise or settlement (x) provides for no relief other than the payment of monetary damages borne solely by the Indemnitor, (y) does not include any admission of wrongdoing or violation of Law on the part of the Indemnitee or its Affiliates and (z) includes as an unconditional term thereof the giving by the third-party claimant to the Indemnitee of a release from all Liability in respect thereof; provided, further, that the Indemnitor shall have no right to conduct or control any Third-Party Claim (i) if the Indemnitor fails to notify the Indemnitee, within thirty (30) days after the Indemnitee has given notice of the Third-Party Claim to the Indemnitor, that the Indemnitor is assuming the defense of such Third-Party Claim; (ii) unless the Indemnitor expressly agrees in writing that such Indemnitor shall be liable for all Losses related to such Third-Party Claim; (iii) if the Third-Party Claim seeks equitable relief against the Indemnitee; (iv) in the case where Seller is the Indemnitor, if the Losses claimed in connection therewith involve an amount in excess of the amount then available for indemnification  with respect to such matter in light of the limitations set forth in this Section 3.8; (v) if upon the written advice of outside counsel, the Indemnitee determines in good faith that an actual conflict of interest exists which, under applicable principles of legal ethics, would reasonably be expected to prohibit a single legal counsel from representing both the Indemnitee and the Indemnitor in such Proceeding; (vi) if such Third-Party Claim is brought by a Governmental Authority or alleges criminal violation of any Law; or (vii) if such Third-Party Claim involves a material customer or supplier of the Company. The Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense and shall not settle any Proceeding without the prior consent of the other, which consent shall not be unreasonably withheld. The Indemnitor and Indemnitee shall cooperate with each other in the conduct of any Proceeding.

(d)Notice of Indemnification Claims. No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of the claim and the facts on which the claim is based. For purposes of this Section 3.8, notice of an indemnification claim shall be deemed to cover claims arising out of or in connection with all related Claims so long as, in the case of Claims instituted by third parties, the Indemnitee complies with Section 3.8(c). Indemnification shall be paid within thirty (30) days after the Indemnitor's receipt of the notice described in this Section 3.8(d). Evidence of (a) the amount of the claims for which the Indemnitee seeks indemnification, and (b) the Indemnitor's liability shall be in form and content reasonably satisfactory to the Indemnitor.

(e)Indemnification Threshold.  Except for Claims relating to breaches of Representations and Warranties contained in this Agreement and Claims arising as a result of fraud or intentional misrepresentation, as to which the limitations of this Section 3.8(e) shall not apply, no Indemnitor shall have any indemnification obligations under Section 3.8(a) or Section 3.8(b) unless and until the claims asserted against the applicable Indemnitor exceed $10,000 in the aggregate (the “Threshold Amount”). If indemnification claims exceed the Threshold Amount, the Indemnitor shall be liable for all indemnification claims properly asserted against it, including those comprising the Threshold Amount. All other indemnification obligations shall be unlimited as to dollar amount.

ARTICLE IV

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to be performed on the First Closing Date and the Second Closing Date shall be subject to the satisfaction of the following conditions on or before each respective Closing Date:

4.1.Assignment of Contracts.  Seller shall use its best efforts to secure the assignment of Assigned Contracts that Buyer is purchasing pursuant to this Agreement.  No later than the Closing Date, the parties shall identify those Assigned Contracts that are to be assigned before the Second Closing Date and shall cooperate diligently and in good faith for the assignment of such contracts on a schedule that is mutually agreeable to the parties.

4.2.Representations, Warranties and Covenants.  With respect to the Closing Date, the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects at and as of the applicable Closing Date as though such representations and warranties were made at and as of such date, and Seller shall have fully performed and complied with all covenants, terms and conditions to be complied with by Seller on or before the Closing Date. If any of Seller's representations and warranties are not true and correct in all material respects at the time of closing, Buyer shall have the right to terminate this Agreement.

4.3.Liens.  There shall be no security interests, liens or other encumbrances of any type or nature against or involving the Assets other than those described on Schedule 2.1(D) hereto.

4.4.Material Adverse Effects.  Nothing shall have occurred which constitutes, in the reasonable judgment of Buyer, a material adverse effect relating to the Assets.

4.5.No Injunction.  No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

4.6.Performance at Closing.  Seller shall have performed all of its obligations and deliveries under Article III, or stand ready, willing and able to perform all of same at Closing.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to be performed on the Closing Date shall be subject to the satisfaction of the following conditions:

5.1.Representations, Warranties and Covenants.  With respect to the Closing Date, the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date, and Buyer shall have fully performed and complied with all covenants, terms and conditions to be complied with by Buyer on or before the First Closing Date.

5.2Material Adverse Effects.  Nothing shall have occurred which constitutes, in the reasonable judgment of Seller, a material adverse effect relating to the Company.

5.3.No Injunction.  No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

5.4.Performance at Closing.  Buyer shall have performed all of its obligations and deliveries under Article III, or stand ready, willing and able to perform all of same at Closing.

ARTICLE VI

GENERAL

6.1.Expenses.  Each party to this Agreement shall pay its own expenses (including without limitation the fees and expenses of their respective agents, representatives, counsel, and accountants) incidental to the preparation and carrying out of this Agreement.

6.2.Confidentiality.  Unless required to complete the transaction or unless otherwise agreed to in advance, the parties hereto shall maintain in strict confidence all negotiations and any other information about this transaction, except the fact of its occurrence, provided that the parties may disclose information to their respective accountants and professional advisors on a need-to-know basis.  If for any reason the transaction contemplated by this Agreement is not consummated, then the parties agree that all negotiations and other information with respect to the transaction shall be maintained in strict confidence.

6.3.Time of the Essence.  Time is of the essence of this Agreement.

6.4.Termination. This Agreement may be terminated as follows:

a.Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to Closing; or

b.Either Buyer or Seller may terminate this Agreement by written notice to the other, in the event that (i) there shall be enacted any law by a governmental authority of competent jurisdiction that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibits the transactions contemplated hereby; or (ii) any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any governmental order, which is in effect as of a Closing Date, that has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting the consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

6.5.Notices.  All notices hereunder shall be effective when in writing and delivered personally, by overnight air courier service, or by United States registered or certified mail, postage prepaid, to the following addresses:

If to Buyer or Company:	Mycotopia Therapies, Inc. 100 SE 2nd St., Suite 2000 Miami, FL 33131 Email: bkaplan@tpia.life Attention: Benjamin Kaplan
with a copy (which shall not constitute notice) to:	Jonathan D. Leinwand, P.A. 18305 Biscayne Blvd., Suite 200 Aventura, FL 33160 Facsimile: 954.903.7856 Email: jonathan@jdlpa.com Attention: Jonathan D. Leinwand, Esq.
If to Seller:	Philon Labs, LLC. 21055 NE 37th Ave., Apt. 2610 Aventura, FL 33180 Email: gilberto@philongroup.com Attention: Gilberto Roman

Delivery of notice shall be deemed to occur (i) on the date of delivery when delivered in person, (ii) one (1) business day following deposit for overnight delivery to an overnight air courier service which guarantees next day delivery, or (iii) three (3) business days following the date of deposit if mailed by United States registered or certified mail, postage prepaid.  A party may change its address for notice purposes by providing notice as set forth in this Section.

6.6.Entire Agreement; Modification.  This Agreement and the schedules and exhibits hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior or contemporaneous negotiations, discussions, understandings, or agreements of the parties in connection with the subject matters hereof.  All schedules and exhibits hereto are hereby incorporated into and made a part of this Agreement. This Agreement may not be modified or amended unless in a written instrument signed by the parties.

6.7.Governing Law.  This Agreement and all disputes arising with respect to this Agreement or the relationship between the parties shall be governed by and construed in accordance with the substantive laws of Florida with giving effect to the conflict of laws provisions of Florida.

6.8.Dispute Resolution.  In the event of any dispute, claim, question, or disagreement (each a “Dispute”) arising from or relating to this Agreement or the breach thereof, the parties shall use their best efforts to settle the Dispute before resorting to legal action.  To this end, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.  If the parties do not reach such solution within a period of thirty (30) days, then either party may seek to resolve the Dispute as set forth in Section 6.9.

6.9.Jurisdiction, Venue.  Any dispute arising out of or relating to this Agreement, including the formation, interpretation, breach, or termination thereof, shall be brought in the state and federal courts located in Broward County, Florida and the parties hereby irrevocably consent to the exclusive jurisdiction of such courts in any such dispute.

6.10.Severability.  In the event any provision of this Agreement is held invalid, illegal, or unenforceable, whether in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue in full force and effect.  If, for any reason, a court finds that any provision of this Agreement is invalid, illegal, or unenforceable as written, but that by limiting such provision it would become valid, legal, and enforceable, then such provision shall be deemed to be written and shall be construed and enforced as so limited.

6.11.Specific Performance.  Without limitation of the remedies of either party, the obligations hereunder of Sellers and of Buyer shall be subject to a decree of specific performance by any court having jurisdiction.

6.12.No Breakage Fee.  If the transactions contemplated by this Agreement are not consummated due to the failure of any condition to closing that is not waived, neither party will be entitled to receive from the other a breakage fee or any other compensation, reimbursement of fees, costs or expenses, or damages of any type or nature, other than as may be set forth in this Agreement.

6.13.Ambiguities; Joint Drafting.  In the event of any dispute concerning the meaning of any provision of this Agreement, each of the parties hereto agrees that they have contributed to the preparation of this Agreement directly or through their respective counsel, that they have jointly written or composed the provisions herein and that no party should be given any advantage over the other under the laws of construction of contracts based upon the authorship hereof.

6.14.Binding Effect.  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns.  This Agreement shall continue in force until all the obligations, duties, and warranties as specified herein shall be fully performed and satisfied.

6.15.Headings and Captions.  The title or captions of paragraphs in this Agreement are provided for convenience of reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement, and such titles or captions do not define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms or conditions.

6.16.Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Asset Sale and Purchase Agreement by their duly authorized representatives as of the date first written above.

[Signatures On Next Page]

SELLER:  PHILON LABS, LLC.

By: ________________________________

     David Gruszka, Chief Executive Officer

BUYER:MYCOTOPIA THERAPIES, INC.

By: ________________________________

     Name: Benjamin Kaplan

                 Title: President and Chief Executive Officer

Exhibit A

Assets

Intellectual Property:

•US Patent No.: US 11,744,258 B1 - SMART FREEZER FOR ORGANIZINGBREAST MILK STORAGE BAGS

•World Intellectual Property Organization International Bureau, International Publication Number: WO 2023/019235 Al - SMART FREEZER FOR ORGANIZING BREAST MILK STORAGE BAGS

•US Patent Application Publication Pub . No .: US 2022/0354731 A1, Pub . Date : Nov. 10, 2022 - CARESS AND THERAPEUTIC MASSAGE APPARATUS AND ASSOCIATED METHOD

•Word Mark: PHILL ROBOT - Goods and Services IC 010. US 026 039 044. G & S: Massage apparatus; Massage apparatus for massaging entire body; robotic massage apparatus - Standard Characters Claimed Mark Drawing Code (4) STANDARD CHARACTER MARK - Serial Number 97847341 - Filing Date March 20, 2023

Prototypes:

•Phill Robot: Alpha Prototype - SN: PR-PH-003-V3.1

•Milkyway: Proof of Concept - SN: PR-MW-001-V1.0

•3D models and CAD files of Custom parts, spare parts and assemblies of PR-PH-003-V3.1 (.step & .f3d file format)

•URDF model of PR-PH-003-V3.1

•Bill of Materials (BOM) of  PR-PH-003-V3.1 for Mechanical Engineering components (ME) and Electric Engineering components (EE)

•Gerber files of  PR-PH-003-V3.1 PCB

•Schematic of PR-PH-003-V3.1 PCB

•Schematic of PR-PH-003-V3.1 Electronic Components Layout

•ROS Inverse Kinematics simulations of PR-PH-003-V3.1

•3D models and CAD files of Custom parts, spare parts and assemblies of PR-MW-001-V1.0 (.step & .f3d file format)

•All spare and custom parts contained at PR-PH-003-V3.1

•All spare and custom parts contained at PR-MW-001-V1.0

•All spare parts inventory (mechanical and electronic components)

Equipment:

•01 Ender 3 Pro 3D Printer

•01 Ender 3 V2 3D Printer with upgraded heat block and heated bed.

•PC Workstation: 64GB RAM, Ryzen 5800x processor and AMD RX6600 graphics.

•Tools and Crafting equipment.

Schedule 1.1.5

None

SCHEDULE  1.3

EXCLUDED ASSETS

desks, chairs, furniture, electrodomestics and computers

Schedule 2.1(b)

REQUIRED CONSENTS OR WAIVERS

None

Schedule 2.1(d)

LIENS AND ENCUMBRANCES

None